Exhibit 99.1

LONE STAR	NEWS RELEASE
TECHNOLOGIES, INC.
CONTACT: CHARLES J. KESZLER
(972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

Dallas, TX, January 21, 2004 – Lone Star Technologies, Inc. (NYSE: LSS; “Lone Star”) today reported a net loss for the fourth quarter of 2003 of $34.0 million, or $1.20 per diluted share, which included charges of $25.0 million, or $0.88 per diluted share, for goodwill impairment, LIFO inventory accounting adjustments and additional interest related to a lawsuit under appeal concerning an uncompleted acquisition.    This compared to a net loss of $50.5 million, or $1.77 per diluted share, in the fourth quarter of 2002, which included charges of $32.0 million, or $1.12 per diluted share, related to the same lawsuit.  The net loss for the year ended December 31, 2003 was $68.2 million, or $2.40 per diluted share.  The net loss for the year ended December 31, 2002 was $69.2 million, or $2.52 per diluted share. The net loss, excluding the charges of $25 million, in the fourth quarter of 2003 and the full fiscal year was primarily attributable to continuing weakness in demand for oil country tubular goods (OCTG) used in deep wells and to high steel costs.

Fourth quarter 2003 revenues were $132.7 million, up slightly from the quarter ended September 30, 2003, with total oilfield revenues down 3.1% to $91.7 million. Revenues from sales of casing, tubing and line pipe were down 5.5% on 4.2% lower shipment volumes and 1.3% lower average selling prices.  Decreased OCTG sales were due in part to reductions in purchases by distributors at year end.  Revenues from Lone Star’s newly formed Star Energy Group, which includes threading, inspection, heat-treating, and storage services as well as coupling and production tubing manufacturing, were up 7.9% from the third quarter.  Revenues from specialty tubing decreased 6.3% to $26.7 million due to lower sales of heat recovery tubulars, partially offset by increased sales of precision mechanical tubing.  Revenues from flat rolled steel and other products were up 60.7% to $14.3 million, primarily due to increased demand related to tightening domestic steel supply.

At December 31, 2003, Lone Star had $33.3 million of cash and cash equivalents on hand in addition to an unused $125 million revolving credit facility.  Earnings before interest, taxes, depreciation and amortization (EBITDA), which included goodwill impairment and LIFO inventory adjustments of $24.0 million, were negative $23.0 million in the fourth quarter of 2003 and negative $28.7 million for the year ended December 31, 2003.  A reconciliation of EBITDA to cash flows from operating activities is provided in the last table of this press release.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, “While our operating results for the fourth quarter represent an improvement over the third quarter, we will not be satisfied with our performance until we return to profitability.  We continue to take aggressive measures to accelerate the pace of our recovery, and we expect to soon begin realizing the impact of the raw material surcharges we imposed to mitigate rises in natural gas and steel prices and our company-wide cost elimination and profitability enhancement initiatives.  Recent improvements in the general economy are boosting demand for our precision mechanical tubular products, and we expect the projected pick-up in domestic drilling to generate increased demand for our oilfield products as well.  We are confident that these developments, coupled with our  ongoing cost saving and revenue enhancement initiatives, solid balance sheet and operational strength, will enable us to deliver an improved near-term performance in 2004.”

Lone Star Technologies, Inc.’s principal operating subsidiaries manufacture, market and provide custom services related to oilfield casing, tubing, couplings, and line pipe, specialty tubing products used in a variety of applications, and flat rolled steel and other tubular products.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

LONE STAR TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; $ and shares in millions, except per share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002
Net revenues	$132.7	$107.7	$534.1	$523.7
Cost of goods sold	(132.8)	(115.0)	(528.9)	(516.3)
Gross profit (loss)	(0.1)	(7.3)	5.2	7.4
Selling, general and administrative expenses	(29.7)	(41.5)	(61.5)	(69.2)
Operating loss	(29.8)	(48.8)	(56.3)	(61.8)
Interest income	0.5	0.5	1.4	2.5
Interest expense	(5.0)	(3.1)	(15.4)	(12.7)
Other income, net	0.2	0.8	2.2	2.1
Loss before income tax	(34.1)	(50.6)	(68.1)	(69.9)
Income tax benefit (expense)	0.1	0.1	(0.1)	0.7
Net loss	$(34.0)	$(50.5)	$(68.2)	$(69.2)

Depreciation & amortization	6.6	5.8	25.4	21.8
Cash flows from operating activities	(27.1)	(9.3)	(40.6)	(12.4)
EBITDA	(23.0)	(42.2)	(28.7)	(37.9)
Per common share - basic and diluted:
Net loss available to common shareholders	$(1.20)	$(1.77)	$(2.40)	$(2.52)

Weighted average shares outstanding
Basic and diluted	28.5	28.5	28.4	27.5

	($ in millions)
	For Quarter Ended December 31,				For the Year Ended December 31,
	2003		2002		2003		2002
Revenues by Segment	$	%	$*	%*	$	%	$*	%*
Oilfield products	91.7	69	58.6	54	364.8	68	304.2	58
Specialty tubing products	26.7	20	35.0	33	121.8	23	165.4	32
Flat rolled steel and other products	14.3	11	14.1	13	47.5	9	54.1	10
Consolidated net revenues	132.7	100	107.7	100	534.1	100	523.7	100

	(in tons)
	For Quarter Ended December 31,				For the Year Ended December 31,
Shipments by Segment	2003	%	2002*	%*	2003	%	2002*	%*
Oilfield products	119,900	66	86,500	56	496,200	68	457,600	60
Specialty tubing products	24,500	13	31,100	20	104,900	14	143,800	19
Flat rolled steel and other products	38,400	21	38,200	24	132,700	18	158,700	21
Total shipments	182,800	100	155,800	100	733,800	100	760,100	100

*Reflects certain reclassifications from flat rolled steel and other products to specialty tubing products.

Reconciliation of EBITDA to Cash Flows from Operations:

	For the Quarter Ended December 31,		For the Years Ended December 31,
	2003	2002	2003	2002
Cash flows from operating activities	$(27.1)	$(9.3)	$(40.6)	$(12.4)
Non-cash charge for stock compensation	(0.3)	0.8	(1.1)	0.1
Net loss (gain) on asset disposals and impairments	—	0.1	(0.4)	0.1
Goodwill impairment	(18.7)	—	(18.7)	—
Changes in working capital	17.1	(6.9)	(15.9)	(11.4)
Other balance sheet changes	1.6	(29.4)	33.9	(23.8)
Interest expense, net	4.5	2.6	14.0	10.2
Income tax expense (benefit)	(0.1)	(0.1)	0.1	(0.7)
EBITDA	$(23.0)	$(42.2)	$(28.7)	$(37.9)